Exhibit 8.2

Mayer Brown LLP
71 South Wacker Drive
Chicago, Illinois 60606-4637

, 2011	Main Tel (312) 782-0600 Main Fax (312) 701-7711
www.mayerbrown.com
ProLogis
4545 Airport Way
Denver, Colorado 80239

Re:	Merger with AMB Property Corporation
Ladies and Gentlemen:
     We have acted as counsel to ProLogis, a Maryland real estate investment trust (“ProLogis”), in connection with the execution and delivery of the Agreement and Plan of Merger, dated as of January 31, 2011, by and among AMB Property Corporation, a Maryland corporation (“AMB”), AMB Property, L.P., a Delaware limited partnership (“AMB LP”), ProLogis, New Pumpkin Inc., a Maryland corporation (“New Pumpkin”), Upper Pumpkin LLC, a Delaware limited liability company (“Upper Pumpkin”), and Pumpkin LLC, a Delaware limited liability company (“Pumpkin LLC”), as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated as of March 9, 2011 (the “Merger Agreement”). Pursuant to the Merger Agreement, (i) Pumpkin LLC will merge with and into ProLogis, with ProLogis surviving as a wholly-owned subsidiary of Upper Pumpkin and an indirect wholly-owned subsidiary of New Pumpkin (the “ProLogis Merger”), (ii) New Pumpkin will merge with and into AMB (the “Topco Merger” and, together with the ProLogis Merger, the “Merger”), and (iii) the combined company resulting from the Topco Merger will contribute all of the outstanding equity interests of Upper Pumpkin to AMB LP in exchange for the issuance of equity interests in AMB LP.
     Capitalized terms not otherwise defined herein shall have the same meanings attributed to such terms in the Merger Agreement. This opinion letter is being delivered in connection the proxy statement/prospectus included as part of the registration statement on Form S-4 (Registration No. 333-172741) filed with the Securities and Exchange Commission in respect of the Merger (the “Registration Statement”).
     In rendering our opinions set forth below, we have examined (without any independent investigation or verification) and relied upon the facts, information, representations, covenants and agreements contained in the originals or copies, certified or otherwise identified to our satisfaction of (i) the description of the Merger as set forth in the Merger Agreement, including representations and covenants of AMB and ProLogis, (ii) the Registration Statement, and (iii) such other instruments and documents related to the formation, organization and operation of AMB and ProLogis and related to the consummation of the Merger as we have deemed necessary or appropriate. In addition, we have relied upon (without our independent investigation or verification) certain statements, representations, covenants and agreements made by AMB and
Mayer Brown LLP operates in combination with our associated English limited liability partnership and Hong Kong partnership (and its associated entities in Asia).

Mayer Brown llp
                    , 2011

ProLogis, including factual statements and representations set forth in their respective letters delivered to us for purposes of these opinions (the “Representation Letters”), and we have assumed that (i) the Representation Letters will be executed by the appropriate officers of AMB and ProLogis as of the Closing Date, and (ii) the Merger will be reported by AMB and ProLogis on their respective United States federal income tax returns in a manner consistent with the opinions set forth below. Our opinions assume and are expressly conditioned on, among other things, the accuracy, completeness and truth of the facts, information, representations, covenants, statements and agreements set forth in the documents referred to above, both initially and continually as of the Closing Date, without any qualification as to knowledge or belief.
     In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity and completeness of all documents submitted to us as originals, and the conformity to original documents of all non-original documents submitted to us. Also, we have assumed that the Merger was or will be consummated in accordance with the Merger Agreement and as described in the Registration Statement, and that none of the terms and conditions contained therein will be waived or modified in any material respect. We have further assumed that all documents and instruments referred to in the Merger Agreement are valid and binding in accordance with their terms.
     In rendering our opinions, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended (“Code”), and the Treasury regulations promulgated thereunder (“Regulations”), pertinent judicial authorities, rulings of the Internal Revenue Service (“IRS”), currently published administrative rulings and procedures, and such other authorities as we have considered relevant, in each case as in effect on the date hereof. It should be noted that the Code, Regulations, judicial decisions, rulings, administrative interpretations and such other authorities are subject to change at any time and, in some circumstances, with retroactive effect. A change in any of the authorities upon which our opinion is based, or any variation or difference in any fact from those set forth or assumed herein or in the Registration Statement, the Merger Agreement, the Representation Letters, or such other document on which we relied, could affect our conclusions herein. Moreover, there can be no assurance that our opinion will be accepted by the IRS or, if challenged by the IRS, by a court.
     Subject to the foregoing and to the qualifications and limitations set forth herein, it is our opinion that the discussion contained in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences — Tax Consequences of the ProLogis Merger and the Topco Merger,” to the extent it constitutes matters of law, summaries of legal matters, or legal conclusions, has been reviewed by us and is correct in all material respects.
     Except as set forth above, we express no opinion to any party as to the tax consequences, whether United States federal, state, local or foreign, of the Merger or of any transaction related thereto or contemplated by the Merger Agreement. This opinion is being furnished solely in connection with the filing of the Registration Statement. We disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

Mayer Brown llp
                    , 2011

     We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. We also consent to the reference to our firm name wherever appearing in the Registration Statement with respect to discussion of the material U.S. federal income tax consequences of the Merger, including the proxy statement/prospectus constituting a part thereof, and any amendment thereto. In giving this consent, we do not admit that we are experts within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required under Section 7 of the Securities Act.
Sincerely,

Mayer Brown LLP